Exhibit 23.6

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-4 of First Midwest Bancorp, Inc. of our report dated March 14, 2018 relating to the consolidated financial statements of Bankmanagers Corp. and Subsidiaries, appearing in this Current Report on Form S-4.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Milwaukee, Wisconsin

October 17, 2019